--------------------------------------------------------------------------------
                                                                             1

Dear Shareholders:
Our report for CIGNA Variable Products Money Market Fund (the "Fund") covering the six months ended June 30, 2004 follows.


Market Environment
The Federal Reserve ("Fed") met four times during the first six months of 2004. In the first three meetings, the Fed funds rate was left unchanged at 1%. However at the June 30, 2004 meeting, the Fed funds rate was raised 25 basis points to 1.25%, after a year of keeping rates on hold. The Fed also announced that it was willing to move more aggressively in raising rates in the future if inflation data warranted.

The U.S. economy is currently firing on all cylinders, with prospects for continued solid economic growth over the next several quarters. The business sector has become the new "engine" of economic growth. Corporate sector fundamentals continued to improve, reflected in record levels of earnings, dividends, and cash flow as well as significantly improved balance sheets.


Portfolio Composition and Performance
On June 30, 2004, the portfolio contained: 55% top-tier commercial paper and 45% U.S. Government Agencies. The Fund is well diversified.

Total returns for the six months ended June 30, 2004 (which do not reflect expenses associated with variable products through which the Fund may be offered and which would have been lower if such expenses were reflected) were:


Fund                                  0.32%
Lipper Money Market Funds Average     0.17
3-month U.S. Treasury Bill            0.47

As of June 30, 2004, the Fund's weighted average portfolio maturity was 33 days, and the annualized 7-day yield was 0.79%.


Outlook

The Fed's current monetary tightening is not expected to seriously impact the rate of economic growth until the middle of next year. Economic and investment risks are likely to increase as 2005 unfolds.


Sincerely,


/s/ Richard H. Forde



Richard H. Forde
Chairman of the Board and President
CIGNA Variable Products Group


Note: This commentary is not part of the Semiannual Report to Shareholders.

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TimesSquare VP Money Market Fund Investments in Securities                   2
June 30, 2004 (Unaudited)




                                                          Principal           Value
                                                              (000)           (000)
                                                   ----------------   -------------
ASSET BACKED SECURITY - 0.2%
Chase Manhattan Auto Owner Trust, 1.14%,
   12/15/04                                           $      912      $  912
                                                                      -------
COMMERCIAL PAPER - 54.5%
Domestic - 50.4%
American Express Credit Corp., 1.17%, 7/9/04              17,228      17,224
Barton Capital Corp.,
   1.15%, 7/7/04                                          12,000      11,998
   1.15%, 7/8/04                                          10,000       9,998
Bear Stearns Co., Inc., 1.16%, 7/8/04                     10,000       9,998
Bemis Company, Inc., 1.10%, 7/7/04                         5,288       5,287
Citicorp,
   1.02%, 7/1/04                                           9,790       9,790
   1.15%, 7/8/04                                          12,000      11,997
Fortune Brands, Inc., 1.05%, 7/6/04                       10,021      10,020
Gannett, Inc., 1.23%, 7/14/04                             20,000      19,991
Goldman Sachs Group, Inc., 1.08%, 7/2/04                  21,000      20,999
Household Finance Corp., 1.12%, 7/12/04                   20,000      19,993
Kimberly Clark Worldwide, Inc., 1.08%, 7/7/04              5,123       5,122
Morgan Stanley, Dean Witter, Discover & Co.,
   1.20%, 7/13/04                                          9,000       8,996
Nestle Capital Corp., 1.27%, 7/22/04                      20,278      20,263
Old Line Funding Corp., 1.21%, 7/15/04                    11,860      11,854
   1.20%, 7/16/04                                         11,500      11,494
PepsiCo, Inc.,
   1.25%, 7/12/04                                         12,007      12,002
   1.28%, 7/19/04                                          9,000       8,994
United Parcel Service of America, Inc.,
   1.01%, 7/1/04                                          20,000      20,000
Verizon Network Funding,
   1.24%, 7/7/04                                          10,000       9,998
   1.30%, 7/13/04                                            440         440
Wal-Mart Stores, Inc., 1.12%, 7/13/04                     20,000      19,993
Windmill Funding Corp., 1.08%, 7/6/04                     16,000      15,998
                                                                      -------
                                                                      292,449
                                                                      -------
Foreign - 4.1%
Novartis Finance Corp., 1.30%, 7/9/04                     11,600      11,597
Toyota Motor Credit Corp., 1.27%, 12/23/04 (a)            12,500      12,504
                                                                      -------
                                                                      24,101
                                                                      -------
Total Commercial Paper                                                316,550
                                                                      -------


                                                          Principal           Value
                                                              (000)           (000)
                                                   ----------------   -------------
U.S. GOVERNMENT AGENCIES (b) - 45.3%
Fannie Mae,
   1.04%, 7/14/04                                     $    6,469      $6,467
   1.15%, 7/14/04                                          2,938       2,937
   1.25%, 7/16/04                                         12,154      12,148
   1.05%, 7/20/04                                          3,050       3,048
   1.05%, 7/21/04                                          3,805       3,803
   1.06%, 7/21/04                                          2,000       1,999
   1.26%, 7/21/04                                          9,138       9,132
   1.08%, 8/9/04                                           5,523       5,517
   1.06%, 8/20/04                                          1,160       1,158
   1.15%, 8/20/04                                          2,335       2,331
   1.18%, 9/1/04                                           2,040       2,036
   1.11%, 10/15/04                                         1,500       1,495
   1.24%, 11/12/04                                         2,976       2,962
   1.26%, 11/12/04                                         1,655       1,647
   1.24%, 1/28/05 (a)                                     11,500      11,498
   1.65%, 5/16/05                                          2,500       2,500
   1.53%, 10/7/05 (a)                                     20,000      19,997
Federal Farm Credit Bank,
   1.25%, 8/18/04                                          4,588       4,580
   1.10%, 10/15/04                                         1,484       1,479
   1.14%, 10/18/04                                         5,000       4,983
   1.22%, 10/18/04                                         8,500       8,469
   1.20%, 3/24/05 (a)                                     15,000      14,999
   1.23%, 6/23/05 (a)                                      2,500       2,500
   1.50%, 3/1/06 (a)                                      15,000      15,000
   1.22%, 6/2/06 (a)                                      12,500      12,500
Federal Home Loan Bank,
   1.04%, 7/16/04                                          7,500       7,497
   1.50%, 10/6/04 (a)                                     10,000      10,000
   4.37%, 2/15/05                                          2,000       2,038
   1.30%, 2/23/05                                          4,000       3,999
   1.51%, 3/30/05 (a)                                      7,500       7,500
   2.02%, 6/8/05                                           2,500       2,500
   0.99%, 10/5/05 (a)                                      7,500       7,495
Freddie Mac,
   1.15%, 7/15/04                                         11,998      11,993
   1.22%, 9/9/04                                           2,000       1,995
   1.13%, 9/14/04                                          5,000       4,988
   1.15%, 9/14/04                                          5,000       4,988

The Notes to Financial Statements are an integral part of these statements.

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TimesSquare VP Money Market Fund Investments in Securities                   3
June 30, 2004 (Unaudited) (Continued)


                                                    Principal         Value
                                                        (000)         (000)
                                                   ----------   -----------
U.S. GOVERNMENT AGENCIES (continued)
Freddie Mac (continued),
   1.25%, 9/28/04                                  $ 2,061      $  2,055
   1.20%, 10/19/04                                   7,500         7,472
   1.25%, 11/4/04                                    7,500         7,467
   1.27%, 12/6/04                                    5,646         5,614
   1.19%, 12/30/04                                   1,500         1,491
   1.23%, 1/11/05                                    1,500         1,490
   1.30%, 1/11/05                                    7,500         7,447
   1.40%, 1/19/05                                    2,224         2,206
   1.10%, 10/7/05 (a)                                7,500         7,500
                                                                --------
                                                                 262,920
                                                                --------
TOTAL INVESTMENTS IN SECURITIES - 100.0%
   (Total Cost - $580,382) (c)                                   580,382
Cash and Other Assets, Less Liabilities - 0.0%                        74
                                                                --------
NET ASSETS - 100.0%                                             $580,456
                                                                ========

NOTES TO INVESTMENTS IN SECURITIES
(a) Variable rate security. Rate is as of June 30, 2004.
(b) Agency obligations are not guaranteed by the U.S. Government.
     Tax Information
(c) As of June 30, 2004, the cost for federal tax purposes on a tax basis is the same as on a book basis.

--------------------------------------------------------------------------------

             TimesSquare VP Money Market Fund
                                       Value        % of
Ten Largest Positions (Unaudited)      (000)    Net Assets
----------------------------------- ----------- -----------
    Fannie Mae                      $ 90,675        15.6%
    Freddie Mac                       66,706        11.5
    Federal Farm Credit Bank          64,510        11.1
    Federal Home Loan Bank            41,029         7.1
    Old Line Funding Corp.            23,348         4.0
    Barton Capital Corp.              21,996         3.8
    Citicorp                          21,787         3.8
    Goldman Sachs Group, Inc.         20,999         3.6
    PepsiCo, Inc.                     20,996         3.6
    Nestle Capital Corp.              20,263         3.5



The Notes to Financial Statements are an integral part of these statements.

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TimesSquare VP Money Market Fund                                             4

Statement of Assets and Liabilities
June 30, 2004 (Unaudited)
(In Thousands)



Assets:
Investments in securities at value                      $ 580,382
Cash                                                         101
Interest receivable                                          232
Investment for Trustees' deferred compensation plan            1
                                                        ---------
  Total assets                                           580,716
                                                        ---------
Liabilities:
Investment advisory fees payable                             170
Administrative services fees payable                          28
Custodian fees payable                                        21
Audit and legal fees payable                                  20
Insurance payable                                             10
Shareholder reports                                           10
Deferred Trustees' fees payable                                1
                                                        ---------
  Total liabilities                                          260
                                                        ---------
Net Assets                                              $580,456
                                                        =========
Components of Net Assets:
Paid in capital                                         $ 580,456
                                                        ---------
Net Assets                                              $580,456
                                                        =========
Shares Outstanding                                       580,454
                                                        =========
Net Asset Value and Redemption Price per Share          $   1.00
                                                        =========
Cost of Investments                                     $580,382
                                                        =========



Statement of Operations
For the Six Months Ended June 30, 2004 (Unaudited)
(In Thousands)



Investment Income:
Income:
   Interest                                           $2,579
                                                      ------
Expenses:
   Investment advisory fees                $ 835
   Administrative services fees               70
   Custodian fees and expenses                62
   Auditing and legal fees                    24
   Shareholder reports                        10
   Trustees' fees                              5
   Insurance expense                           3
   Transfer agent fees                         3
   Other                                       1
                                           -----
   Total expenses                          1,013
                                           -----
Net Investment Income                                  1,566
                                                      ------
Realized and Unrealized Gain (Loss)
   on Investments:
   Net realized gain from investments                     --
                                                      ------
Net Realized and Unrealized Gain (Loss)
   on Investments                                         --
                                                      ------
Net Increase in Net Assets Resulting
   From Operations                                    $1,566
                                                      ======



The Notes to Financial Statements are an integral part of these statements.

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TimesSquare VP Money Market Fund                                             5

Statements of Changes in Net Assets
(In Thousands)






                                                   For the Six           For the
                                                   Months Ended        Year Ended
                                                  June 30, 2004       December 31,
                                                   (Unaudited)            2003
                                                -----------------   ----------------
Operations:
Net investment income                           $    1,566          $  2,939
                                                ----------          --------
Net increase in net assets from operations           1,566             2,939
                                                ----------          --------
Dividends and Distributions:
From net investment income                          (1,566)           (2,872)
                                                ----------          --------
Total dividends and distributions                   (1,566)           (2,872)
                                                ----------          --------
Capital Share Transactions:
Net proceeds from sales of shares                  381,483           546,426
Net asset value of shares issued to
   shareholders in reinvestment of dividends
   and distributions                                 1,566             2,883
                                                ----------          --------
                                                   383,049           549,309
Cost of shares redeemed                           (187,709)         (529,819)
                                                ----------          --------
Net increase in net assets from
   Fund share transactions                         195,340            19,490
                                                ----------          --------
Net Increase in Net Assets                         195,340            19,557
Net Assets:
Beginning of period                                385,116           365,559
                                                ----------          --------
End of period                                   $  580,456          $385,116
                                                ==========          ========


                                                   For the Six           For the
                                                   Months Ended        Year Ended
                                                  June 30, 2004       December 31,
                                                   (Unaudited)            2003
                                                -----------------   ----------------
Transactions in Capital Stock
Shares sold                                        381,483           546,426
Shares issued in reinvestment of
   dividends and distributions                       1,566             2,883
                                                ----------          --------
                                                   383,049           549,309
Shares redeemed                                   (187,709)         (529,819)
                                                ----------          --------
Net increase in shares outstanding                 195,340            19,490
                                                ==========          ========



The Notes to Financial Statements are an integral part of these statements.

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TimesSquare VP Money Market Fund                                             6

Financial Highlights


                                             For the Six
                                            Months Ended                       For the Year Ended December 31,
                                            June 30, 2004  ----------------------------------------------------------------------
                                             (Unaudited)       2003        2002        2001          2000             1999
                                          ---------------- ----------- ----------- ----------- ---------------- ----------------
Per Share Operating Performance:
Net asset value, beginning of period         $   1.00       $  1.00     $  1.00     $  1.00       $   1.00         $   1.00
Income from investment operations:
Net investment income (a)                            (A)       0.01        0.01        0.04           0.06             0.05
                                             -----------    -------     -------     -------       --------         --------
Total from investment operations                     (A)       0.01        0.01        0.04           0.06             0.05
                                             -----------    -------     -------     -------       --------         --------
Less dividends and distributions:
Dividends from net investment income                 (A)      ( 0.01)     ( 0.01)     ( 0.04)       ( 0.06)          ( 0.05)
                                             -----------    --------    --------    --------      --------         --------
Total dividends and distributions                    (A)      ( 0.01)     ( 0.01)     ( 0.04)       ( 0.06)          ( 0.05)
                                             -----------    --------    --------    --------      --------         --------
Net asset value, end of period               $   1.00       $  1.00     $  1.00     $  1.00       $   1.00         $   1.00
                                             ========       ========    ========    ========      ========         ========
Total Return                                     0.32%(c)       0.77%       1.41%       3.73%         6.06%(b)         4.83%(b)
Ratios to Average Net Assets:
Gross expenses                                   0.42%(d)       0.44%       0.43%       0.48%         0.54%            0.64%
Fees and expenses waived by the Adviser          0.00%          0.00%       0.00%       0.00%         0.04%            0.14%
Net expenses                                     0.42%(d)       0.44%       0.43%       0.48%         0.50%            0.50%
Net investment income                            0.66%(d)       0.78%       1.37%       3.53%         6.01%            4.72%
Net Assets, End of Period (000 omitted)      $580,456       $385,116    $365,559    $217,305      $ 160,905        $ 31,345
(A) Less than $0.01 per share.
(a) Net investment income per share has been calculated in accordance with SEC requirements, with the exception that end of year accumulated
  undistributed/(overdistributed) net investment income has not been adjusted to reflect current year permanent differences between financial and tax
  accountings.
(b) Had the Adviser not waived or reimbursed a portion of expenses, total return would have been reduced.
(c) Not annualized.
(d) Annualized



The Notes to Financial Statements are an integral part of these statements.

--------------------------------------------------------------------------------
TimesSquare VP Money Market Fund Notes To Financial Statements (Unaudited)   7

1. Significant Accounting Policies. TimesSquare VP Money Market Fund (the "Fund") is a separate series of CIGNA Variable Products Group, a Massachusetts business trust (the "Trust"). The Trust is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end management investment company. The objective of the Fund is to provide as high a level of current income as is consistent with the preservation of capital and liquidity and the maintenance of a stable $1.00 per share net asset value by investing in short-term money market instruments. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates. The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements.

A. Security Valuation -- The Fund's investments are valued at amortized cost, which the Board of Trustees has determined constitutes fair value, and which, at June 30, 2004, approximated cost for federal income tax purposes.

B. Security Transactions and Related Investment Income -- Security transactions are accounted for on the trade date (date the order to buy or sell is executed). Interest income, which includes amortization of premium and accretion of discount, is recorded on the accrual basis. Securities gains and losses are recognized on the basis of identified cost.

C. Federal Taxes -- It is the Fund's policy to continue to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income and capital gains, if any, to its shareholders. Therefore, no federal income or excise taxes on realized income have been accrued. Distributions reported in the Statement of Changes in Net Assets from net investment income, including short-term capital gains, and capital gains are treated as ordinary income and long-term capital gains, respectively, for federal income tax purposes.


D. Dividends and Distributions to Shareholders -- Dividends from net investment income are declared and reinvested daily. Dividends and distributions are recorded by the Fund on the ex-dividend date. The timing and characterization of certain income and capital gains distributions are determined in accordance with federal tax regulations, which may differ from generally accepted accounting principles. To the extent that such differences are permanent, a reclassification to paid-in capital may be required. For the six months ended June 30, 2004 the total tax distributions were $1,566,016.


2. Investment Advisory Fees and Other Transactions with Affiliates. Investment advisory fees are paid or accrued to TimesSquare Capital Management, Inc. ("TimesSquare"), certain officers and directors of which are affiliated with the Fund. Such advisory fees are based on an annual rate of 0.35% applied to the average daily net assets of the Fund. TimesSquare has contractually agreed to reimburse the Fund for any amount by which its expenses (including the advisory fee, but excluding interest, taxes, transaction costs incurred in acquiring and disposing of portfolio securities, and extraordinary expenses) exceed, on an annual basis, 0.50% of average daily net assets until April 30, 2005, and thereafter, to the extent described in the Fund's then current prospectus. Effective May 1, 2002, TimesSquare retains the right to be repaid by the Fund if the Fund's expenses fall below the

--------------------------------------------------------------------------------
TimesSquare VP Money Market Fund Notes To Financial Statements (Unaudited)   8
(Continued)

percentage specified above prior to the end of the fiscal year or within three years after TimesSquare waives advisory fees or reimburses the Fund's operating expenses. As of June 30, 2004, the Fund has no such liability.

Pursuant to an Exemptive Order issued by the Securities and Exchange Commission, other affiliated CIGNA Variable Products Group Funds may invest in the Fund. TimesSquare will waive the amount of its advisory fee for the affiliated Funds in an amount that offsets the amount of the advisory fees incurred in the TimesSquare VP Money Market Fund.

For administrative services, the Fund reimburses TimesSquare for a portion of the compensation and related expenses of the Trust's Treasurer and Secretary and certain persons who assist in carrying out the responsibilities of those offices. For the six months ended June 30, 2004, the Fund paid or accrued $69,551.

TimesSquare is an indirect, wholly-owned subsidiary of CIGNA Corporation.


3. Trustees' Fees. Trustees' fees represent remuneration paid or accrued to Trustees who are not employees of CIGNA Corporation or any of its affiliates. Trustees may elect to defer all or a portion of their fees, which are invested in mutual fund shares in accordance with a deferred compensation plan.


4. Capital Stock. The Fund offers an unlimited number of shares of beneficial interest, without par value. Connecticut General Life Insurance Company, an indirect, wholly-owned subsidiary of CIGNA Corporation, TimesSquare VP Core Plus Bond Fund and TimesSquare VP S&P 500[RegTM] Index Fund are the shareholders of the Fund, with ownership of 97.4%, 1.7%, and 0.9%, respectively.

--------------------------------------------------------------------------------
TimesSquare VP Money Market Fund                                             9



Trustees                                                               Officers
Russell H. Jones                    Marnie Wagstaff Mueller            Richard H. Forde
Senior Vice President,              Diocesan Consultant, Episcopal     Chairman of the Board
Chief Investment Officer, and       Diocese of Connecticut             and President
Treasurer, Kaman Corporation
Paul J. McDonald                    Carol Ann Hayes                    Alfred A. Bingham III
Special Advisor to the Board of     Director and Chair of Audit        Vice President and
Directors, Friendly Ice Cream       Committee, Reed and Barton         Treasurer
Corporation                         Corporation
Richard H. Forde                                                       Jeffrey S. Winer
Chief Investment Officer, CIGNA                                        Vice President and
Investment Management                                                  Secretary

--------------------------------------------------------------------------------
TimesSquare VP Money Market Fund is an open-end, diversified management investment company that invests in short-term money market instruments. The investment adviser is TimesSquare Capital Management, Inc., 280 Trumbull
Street, Hartford, Connecticut 06103.
--------------------------------------------------------------------------------